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Excerpt from 1st Quarter Investment Team Webinar

[The first 13 minutes of the webinar review’s MFS’ first quarter 2025 growth equity review]

….

That leads to our final message for the quarter.

If you’re invested in the mutual fund, you may see a proxy vote come through with the request to change the status of our mutual fund from diversified to non-diversified. The reason we want to change the status of the fund is as a diversified fund we are subject to the SEC 5/25 rule, where any position in the portfolio that is greater than 5% can not add up to more the 25% of the portfolio at the time of purchase. We are not required to sell to stay inline with this rule, so the greater than 5% positions have grown to be over 40% of the portfolio because we have owned the stocks for such a long period of time. As a result, while we can freely sell the stocks, we are not able to buy any of the names if our opinion changes.

The team is asking to move to non-diversified so they can better manage the position sizes of these names according to the fundamental outlook and valuation. As we just saw on the last slide, each name is so different, and portfolio managers have the opportunity to add value by being actively underweight or overweight each of these large benchmark weights. It is important to note that moving to a non-diversified portfolio does not mean the portfolio will be more concentrated, it will just provide greater flexibility to the investment team to manage risk around these large positions.

Please reach out to your MFS representative if you have any questions about this proxy vote.

Thank you, as always, for taking the time to listen to our first quarter review. Have a great day.